LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, T. Wilson Eglin, CEO

Lexington Realty Trust

Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE

July 30, 2009

LEXINGTON REALTY TRUST ANNOUNCES

DETAILS OF ITS COMMON SHARE DIVIDEND TO BE PAID ON JULY 30, 2009

Related Adjustments to Exchangeable, Convertible and Redeemable Securities

New York, NY – July 30, 2009 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced today that its quarterly common share dividend in the amount of $0.18 per share to be paid on July 30, 2009 to common shareholders of record as of the close of business on June 30, 2009 will consist of approximately $1.96 million in cash (not including cash-in-lieu of fractional shares) and approximately 4.3 million common shares priced at $4.0737 per share. Holders of approximately 33.7 million common shares elected to receive the dividend in all common shares at a rate of approximately 0.04419 common shares per share. Holders of approximately 75.3 million common shares elected to receive the dividend in all cash or failed to make an election, and will receive approximately $0.0261 per share in cash (14.48%) and approximately $0.1539 per share in common shares (85.52%), or approximately 0.03779 common shares.

As a result of the quarterly common share dividend, effective July 1, 2009, the exchange rate of Lexington’s 5.45% Exchangeable Guaranteed Notes due 2027 adjusted from an exchange rate of 47.7692 common shares per $1,000 principal amount of notes, which was equivalent to an exchange price of $20.93 per common share, to 49.6681 common shares per $1,000 principal amount of notes, which is equivalent to an exchange price of $20.13 per common share.

In addition, as a result of the quarterly common share dividend, effective July 1, 2009, the conversion rate of Lexington’s Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Shares”) adjusted from a conversion rate of 2.2726 common shares per Series C Preferred Share, which was equivalent to a conversion price of $22.00 per common share, to 2.3589 common shares per Series C Preferred Share, which is equivalent to a conversion price of $21.20 per common share.

Finally, as a result of the quarterly common share dividend, effective on July 1, 2009, the redemption factor (or conversion ratio) for all limited partners in Lexington’s three controlled operating partnership subsidiaries was adjusted from 1.05 to 1.09, so that each operating partnership unit may be redeemed by the holder thereof for 1.09 common shares.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages office, industrial and retail properties primarily net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

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